Exhibit 99.2  -  Report of Management as to compliance with minimum
		 servicing standards for the year ended December 31, 2005


[National City logo]	National City Home Loan Services, Inc.
			P.O. Box 1838
			Pittsburgh, PA 15230-1838

Management's Assertion of Compliance with the Specified Minimum Servicing Standards Set Forth in the Uniform Single Attestation Program for Mortgage Bankers

Report of Management

We, as members of management of National City Home Loan Services, Inc. (NCHLS), are responsible for complying with the servicing standards identified in the attached Exhibit A (specified minimum servicing standards) as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these specified minimum servicing standards. We have performed an evaluation of NCHLS' compliance with the specified minimum servicing standards as set forth in the USAP as of December 31, 2005 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2005, NCHLS complied, in all material respects, with the specified minimum servicing standards set forth in the USAP.

As of December 31, 2005 and for the year then ended, NCHLS had in effect a fidelity bond policy in the amount of $200 million and an errors and omissions policy in the amount of $200 million.

/s/ Nanette M. Stevens
Nanette M. Stevens
Senior Vice President & General Manager

/s/ Timothy C. Lulich
Timothy C. Lulich
Senior Vice President & Controller

March 1, 2006



Exhibit A

Specified Minimum Servicing Standards

I.	Custodial Bank Accounts

	1.	Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

		a.     be mathematically accurate;

		b. be prepared within forty-five (45) calendar days after the cutoff date. The cutoff date is the date as of which a bank account is reconciled every month. It may, or may not, coincide with a prescribed investor reporting date but shall be consistent from period to period;

		c. be reviewed and approved by someone other than the person who prepared the reconciliation; and

		d. document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

	2.	Funds of the servicing entity shall be advanced in cases where
		there is an overdraft in an investor's or a mortgagor's account.

	3.	Each custodial account shall be maintained at a federally
		insured depository institution in trust for the applicable investor.

	4.	Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II.	Mortgage Payments

	1.	Mortgage payments shall be deposited into the custodial bank
		accounts and related bank clearing accounts within two (2)
                	business days of receipt.

	2.	Mortgage payments made in accordance with the mortgagor's loan
		documents shall be posted to the applicable mortgagor records within two (2) business days of receipt.

	3.	Mortgage payments shall be allocated to principal, interest,
		insurance, taxes or other escrow item in accordance with the mortgagor's loan documents.

	4.	Mortgage payments identified as loan payoffs shall be allocated
		in accordance with the mortgagor's loan documents.


Exhibit A

Specified Minimum Servicing Standards (continued)

III.	Disbursements

	1.	Disbursements made via wire transfer on behalf of a mortgagor or
		investor shall be made only by authorized personnel.

	2.	Disbursements made on behalf of a mortgagor or investor shall be
		posted within (2) business days to the mortgagor's or investor's records maintained by the servicing entity.

	3.	Tax and insurance payments shall be made or before the penalty
		or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

	4.	Any late payments penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

	5.	Amounts remitted to investors per the servicer's investor
		reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

	6.	Unissued checks shall be safeguarded so as to prevent
		unauthorized access.

IV.	Investor Accounting and Reporting

	1.	The servicing entity's investor reports shall agree with, or
		reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.	Mortgagor Loan Accounting

	1.	The servicing entity's mortgage loan records shall agree with,
		or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

	2.	Adjustments on adjustable rate mortgage (ARM) loans shall be
		computed based on the related mortgage note and any ARM rider.

	3.	Escrow accounts shall be analyzed, in accordance with the
		mortgagor's loan documents, on at least an annual basis.


Exhibit A

Specified Minimum Servicing Standards (continued)

V.	Mortgagor Loan Accounting (continued)

	4.	Interest on escrow accounts shall be paid, or credited, to
		mortgagors in accordance with the applicable state laws.

VI.	Delinquencies

	1.	Records documenting collection efforts shall be maintained
		during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payments rescheduling plans in cases where the delinquency is deemed temporary (i.e., illness or unemployment).

VII.	Insurance Policies

	1.	A fidelity bond and errors and omissions policy shall be in
		effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.